FORM 4 / / Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b). (Print or Type Responses)	UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940	OMB APPROVAL OMB Number: 3235-0287 Expires: December 31, 2001 Estimated average burden hours per response .... 0.5

1.	Name and Address of Reporting Person*			2.	Issuer Name and Ticker or Trading Symbol			6.	Relationship of Reporting Person(s) to Issuer
	Yahoo! Inc.				Net2Phone, Inc. (NTOP)				(Check all applicable)

	(Last)	(First)	(Middle)	3.	I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)	4.	Statement for Month/Year		Director Officer (give title below)	X 10% Owner Other (specify below)
	701 First Avenue				77-0398689		08/2001

(Street)						5.	If Amendment, Date of Original (Month/Year)	7.	Individual or Joint/Group Filing (Check Applicable) X Form filed by One Reporting Person Form filed by More than One Reporting Person
	Sunnyvale,	California	94089

	(City)	(State)	(Zip)
				Table I—Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date (Month/Day/Year)	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Securities Beneficially Owned at End of Month	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)
											(Instr. 3 and 4)
					Code	V		Amount	(A) or (D)	Price

Common Stock			8/1/01		S			714	D	$3.96

Common Stock			8/1/01		S			714	D	$4.06

Common Stock			8/1/01		S			714	D	$4.08

Common Stock			8/1/01		S			2,142	D	$4.09

Common Stock			8/1/01		S			714	D	$4.10

Common Stock			8/1/01		S			714	D	$4.11

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.	(Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).	SEC 1474 (3-99)

Page 1 of 33	Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

FORM 4 (continued)	Table II—Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3)	2.	Conversion or Exercise Price of Derivative Security	3.	Transaction Date (Month/Day/Year)	4.	Transaction Code (Instr. 8)		5.	Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)		6.	Date Exercisable and Expiration Date (Month/Day/Year)

							Code	V		(A)	(D)		Date Exercisable	Expiration Date

7.	Title and Amount of Underlying Securities (Instr. 3 and 4)		8.	Price of Derivative Security (Instr. 5)	9.	Number of Derivative Securities Beneficially Owned at End of Month (Instr. 4)	10.	Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)	11.	Nature of Indirect Beneficial Ownership (Instr. 4)

	Title	Amount or Number of Shares

Explanation of Responses:

	/s/ Susan L. Decker	September 10, 2001
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).	**Signature of Reporting Person	Date
Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.	Susan L. Decker, Senior Vice President, Finance and Administration and Chief Financial Officer
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

FORM 4 / / Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b). (Print or Type Responses)	UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940	OMB APPROVAL OMB Number: 3235-0287 Expires: December 31, 2001 Estimated average burden hours per response .... 0.5

1.	Name and Address of Reporting Person*			2.	Issuer Name and Ticker or Trading Symbol			6.	Relationship of Reporting Person(s) to Issuer
	Yahoo! Inc.				Net2Phone, Inc. (NTOP)				(Check all applicable)

	(Last)	(First)	(Middle)	3.	I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)	4.	Statement for Month/Year		Director Officer (give title below)	10% Owner Other (specify below)
	701 First Avenue						08/2001

(Street)						5.	If Amendment, Date of Original (Month/Year)	7.	Individual or Joint/Group Filing (Check Applicable) Form filed by One Reporting Person Form filed by More than One Reporting Person
	Sunnyvale,	California	94089

	(City)	(State)	(Zip)
				Table I—Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date (Month/Day/Year)	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Securities Beneficially Owned at End of Month	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)
											(Instr. 3 and 4)
					Code	V		Amount	(A) or (D)	Price

Common Stock			8/1/01		S			714	D	$4.15

Common Stock			8/1/01		S			714	D	$4.16

Common Stock			8/1/01		S			714	D	$4.17

Common Stock			8/1/01		S			718	D	$4.20

Common Stock			8/1/01		S			714	D	$4.24

Common Stock			8/1/01		S			714	D	$4.34

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.	(Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).	SEC 1474 (3-99)

Page 3 of 33	Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

FORM 4 / / Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b). (Print or Type Responses)	UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940	OMB APPROVAL OMB Number: 3235-0287 Expires: December 31, 2001 Estimated average burden hours per response .... 0.5

1.	Name and Address of Reporting Person*			2.	Issuer Name and Ticker or Trading Symbol			6.	Relationship of Reporting Person(s) to Issuer
	Yahoo! Inc.				Net2Phone, Inc. (NTOP)				(Check all applicable)

	(Last)	(First)	(Middle)	3.	IRS Identification Number of Reporting Person, if an entity (Voluntary)	4.	Statement for Month/Year		Director Officer (give title below)	10% Owner Other (specify below)
	701 First Avenue						08/2001

(Street)						5.	If Amendment, Date of Original (Month/Year)	7.	Individual or Joint/Group Filing (Check Applicable) Form filed by One Reporting Person Form filed by More than One Reporting Person
	Sunnyvale,	California	94089

	(City)	(State)	(Zip)
				Table I—Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date (Month/Day/Year)	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Securities Beneficially Owned at End of Month	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)
											(Instr. 3 and 4)
					Code	V		Amount	(A) or (D)	Price

Common Stock			8/2/01		S			714	D	$4.15

Common Stock			8/2/01		S			718	D	$4.36

Common Stock			8/2/01		S			714	D	$4.38

Common Stock			8/2/01		S			714	D	$4.39

Common Stock			8/2/01		S			714	D	$4.46

Common Stock			8/2/01		S			2,142	D	$4.55

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.	(Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).	SEC 1474 (3-99)

Page 4 of 33	Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

FORM 4 / / Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b). (Print or Type Responses)	UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940	OMB APPROVAL OMB Number: 3235-0287 Expires: December 31, 2001 Estimated average burden hours per response .... 0.5

1.	Name and Address of Reporting Person*			2.	Issuer Name and Ticker or Trading Symbol			6.	Relationship of Reporting Person(s) to Issuer
	Yahoo! Inc.				Net2Phone, Inc. (NTOP)				(Check all applicable)

	(Last)	(First)	(Middle)	3.	IRS Identification Number of Reporting Person, if an entity (Voluntary)	4.	Statement for Month/Year		Director Officer (give title below)	10% Owner Other (specify below)
	701 First Avenue						08/2001

(Street)						5.	If Amendment, Date of Original (Month/Year)	7.	Individual or Joint/Group Filing (Check Applicable) Form filed by One Reporting Person Form filed by More than One Reporting Person
	Sunnyvale,	California	94089

	(City)	(State)	(Zip)
				Table I—Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date (Month/Day/Year)	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Securities Beneficially Owned at End of Month	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)
											(Instr. 3 and 4)
					Code	V		Amount	(A) or (D)	Price

Common Stock			8/2/01		S			1,428	D	$4.58

Common Stock			8/2/01		S			714	D	$4.64

Common Stock			8/2/01		S			714	D	$4.65

Common Stock			8/2/01		S			714	D	$4.66

Common Stock			8/2/01		S			714	D	$4.85

Common Stock			8/3/01		S			1,428	D	$4.41

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.	(Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).	SEC 1474 (3-99)

Page 5 of 33	Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

FORM 4 / / Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b). (Print or Type Responses)	UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940	OMB APPROVAL OMB Number: 3235-0287 Expires: December 31, 2001 Estimated average burden hours per response .... 0.5

1.	Name and Address of Reporting Person*			2.	Issuer Name and Ticker or Trading Symbol			6.	Relationship of Reporting Person(s) to Issuer
	Yahoo! Inc.				Net2Phone, Inc. (NTOP)				(Check all applicable)

	(Last)	(First)	(Middle)	3.	IRS Identification Number of Reporting Person, if an entity (Voluntary)	4.	Statement for Month/Year		Director Officer (give title below)	10% Owner Other (specify below)
	701 First Avenue						08/2001

(Street)						5.	If Amendment, Date of Original (Month/Year)	7.	Individual or Joint/Group Filing (Check Applicable) Form filed by One Reporting Person Form filed by More than One Reporting Person
	Sunnyvale,	California	94089

	(City)	(State)	(Zip)
				Table I—Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date (Month/Day/Year)	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Securities Beneficially Owned at End of Month	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)
											(Instr. 3 and 4)
					Code	V		Amount	(A) or (D)	Price

Common Stock			8/3/01		S			714	D	$4.42

Common Stock			8/3/01		S			714	D	$4.45

Common Stock			8/3/01		S			718	D	$4.52

Common Stock			8/3/01		S			2,142	D	$4.55

Common Stock			8/3/01		S			714	D	$4.56

Common Stock			8/3/01		S			714	D	$4.57

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.	(Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).	SEC 1474 (3-99)

Page 6 of 33	Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

FORM 4 / / Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b). (Print or Type Responses)	UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940	OMB APPROVAL OMB Number: 3235-0287 Expires: December 31, 2001 Estimated average burden hours per response .... 0.5

1.	Name and Address of Reporting Person*			2.	Issuer Name and Ticker or Trading Symbol			6.	Relationship of Reporting Person(s) to Issuer
	Yahoo! Inc.				Net2Phone, Inc. (NTOP)				(Check all applicable)

	(Last)	(First)	(Middle)	3.	IRS Identification Number of Reporting Person, if an entity (Voluntary)	4.	Statement for Month/Year		Director Officer (give title below)	10% Owner Other (specify below)
	701 First Avenue						08/2001

(Street)						5.	If Amendment, Date of Original (Month/Year)	7.	Individual or Joint/Group Filing (Check Applicable) Form filed by One Reporting Person Form filed by More than One Reporting Person
	Sunnyvale,	California	94089

	(City)	(State)	(Zip)
				Table I—Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date (Month/Day/Year)	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Securities Beneficially Owned at End of Month	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)
											(Instr. 3 and 4)
					Code	V		Amount	(A) or (D)	Price

Common Stock			8/3/01		S			714	D	$4.61

Common Stock			8/3/01		S			1,428	D	$4.62

Common Stock			8/3/01		S			714	D	$4.65

Common Stock			8/6/01		S			718	D	$4.36

Common Stock			8/6/01		S			2,142	D	$4.38

Common Stock			8/6/01		S			2,142	D	$4.40

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.	(Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).	SEC 1474 (3-99)

Page 7 of 33	Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

FORM 4 / / Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b). (Print or Type Responses)	UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

STATEMENT OF
CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940	OMB APPROVAL OMB Number: 3235-0287 Expires: December 31, 2001 Estimated average burden hours per response .... 0.5

1.	Name and Address of Reporting Person*			2.	Issuer Name and Ticker or Trading Symbol			6.	Relationship of Reporting Person(s) to Issuer
	Yahoo! Inc.				Net2Phone, Inc. (NTOP)				(Check all applicable)

	(Last)	(First)	(Middle)	3.	I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)	4.	Statement for Month/Year		Director Officer (give title below)	10% Owner Other (specify below)
	701 First Avenue						08/2001

(Street)						5.	If Amendment, Date of Original (Month/Year)	7.	Individual or Joint/Group Filing (Check Applicable Line) Form filed by One Reporting Person Form filed by More than One Reporting Person
	Sunnyvale,	California	94089

	(City)	(State)	(Zip)
				Table I—Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date (Month/Day/Year)	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Securities Beneficially Owned at End of Month	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)
											(Instr. 3 and 4)
					Code	V		Amount	(A) or (D)	Price

Common Stock			8/6/01		S			1,428	D	$4.41

Common Stock			8/6/01		S			714	D	$4.40

Common Stock			8/6/01		S			1,428	D	$4.45

Common Stock			8/6/01		S			714	D	$4.50

Common Stock			8/6/01		S			714	D	$4.55

Common Stock			8/7/01		S			1,428	D	$4.30

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.	(Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).	SEC 1474 (3-99)

Page 8 of 33	Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

FORM 4 / / Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b). (Print or Type Responses)	UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940	OMB APPROVAL OMB Number: 3235-0287 Expires: December 31, 2001 Estimated average burden hours per response .... 0.5

1.	Name and Address of Reporting Person*			2.	Issuer Name and Ticker or Trading Symbol			6.	Relationship of Reporting Person(s) to Issuer
	Yahoo! Inc.				Net2Phone, Inc. (NTOP)				(Check all applicable)

	(Last)	(First)	(Middle)	3.	I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)	4.	Statement for Month/Year		Director Officer (give title below)	10% Owner Other (specify below)
	701 First Avenue				77-0398689		08/2001

(Street)						5.	If Amendment, Date of Original (Month/Year)	7.	Individual or Joint/Group Filing (Check Applicable) Form filed by One Reporting Person Form filed by More than One Reporting Person
	Sunnyvale,	California	94089

	(City)	(State)	(Zip)
				Table I—Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date (Month/Day/Year)	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Securities Beneficially Owned at End of Month	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)
											(Instr. 3 and 4)
					Code	V		Amount	(A) or (D)	Price

Common Stock			8/7/01		S			1,428	D	$4.32

Common Stock			8/7/01		S			1,432	D	$4.33

Common Stock			8/7/01		S			1,428	D	$4.34

Common Stock			8/7/01		S			714	D	$4.36

Common Stock			8/7/01		S			714	D	$4.37

Common Stock			8/7/01		S			714	D	$4.38

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.	(Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).	SEC 1474 (3-99)

Page 9 of 33	Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

FORM 4 / / Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b). (Print or Type Responses)	UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940	OMB APPROVAL OMB Number: 3235-0287 Expires: December 31, 2001 Estimated average burden hours per response .... 0.5

1.	Name and Address of Reporting Person*			2.	Issuer Name and Ticker or Trading Symbol			6.	Relationship of Reporting Person(s) to Issuer
	Yahoo! Inc.				Net2Phone, Inc. (NTOP)				(Check all applicable)

	(Last)	(First)	(Middle)	3.	IRS Identification Number of Reporting Person, if an entity (Voluntary)	4.	Statement for Month/Year		Director Officer (give title below)	10% Owner Other (specify below)
	701 First Avenue						08/2001

(Street)						5.	If Amendment, Date of Original (Month/Year)	7.	Individual or Joint/Group Filing (Check Applicable) Form filed by One Reporting Person Form filed by More than One Reporting Person
	Sunnyvale,	California	94089

	(City)	(State)	(Zip)
				Table I—Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date (Month/Day/Year)	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Securities Beneficially Owned at End of Month	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)
											(Instr. 3 and 4)
					Code	V		Amount	(A) or (D)	Price

Common Stock			8/7/01		S			714	D	$4.39

Common Stock			8/7/01		S			1,428	D	$4.42

Common Stock			8/8/01		S			714	D	$4.22

Common Stock			8/8/01		S			714	D	$4.26

Common Stock			8/8/01		S			718	D	$4.29

Common Stock			8/8/01		S			714	D	$4.32

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.	(Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).	SEC 1474 (3-99)

Page 10 of 33	Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

FORM 4 / / Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b). (Print or Type Responses)	UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940	OMB APPROVAL OMB Number: 3235-0287 Expires: December 31, 2001 Estimated average burden hours per response .... 0.5

1.	Name and Address of Reporting Person*			2.	Issuer Name and Ticker or Trading Symbol			6.	Relationship of Reporting Person(s) to Issuer
	Yahoo! Inc.				Net2Phone, Inc. (NTOP)				(Check all applicable)

	(Last)	(First)	(Middle)	3.	IRS Identification Number of Reporting Person, if an entity (Voluntary)	4.	Statement for Month/Year		Director Officer (give title below)	10% Owner Other (specify below)
	701 First Avenue						08/2001

(Street)						5.	If Amendment, Date of Original (Month/Year)	7.	Individual or Joint/Group Filing (Check Applicable) Form filed by One Reporting Person Form filed by More than One Reporting Person
	Sunnyvale,	California	94089

	(City)	(State)	(Zip)
				Table I—Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date (Month/Day/Year)	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Securities Beneficially Owned at End of Month	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)
											(Instr. 3 and 4)
					Code	V		Amount	(A) or (D)	Price

Common Stock			8/8/01		S			714	D	$4.34

Common Stock			8/8/01		S			1,428	D	$4.36

Common Stock			8/8/01		S			714	D	$4.37

Common Stock			8/8/01		S			2,142	D	$4.38

Common Stock			8/8/01		S			714	D	$4.39

Common Stock			8/8/01		S			714	D	$4.40

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.	(Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).	SEC 1474 (3-99)

Page 11 of 33	Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

FORM 4 / / Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b). (Print or Type Responses)	UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940	OMB APPROVAL OMB Number: 3235-0287 Expires: December 31, 2001 Estimated average burden hours per response .... 0.5

1.	Name and Address of Reporting Person*			2.	Issuer Name and Ticker or Trading Symbol			6.	Relationship of Reporting Person(s) to Issuer
	Yahoo! Inc.				Net2Phone, Inc. (NTOP)				(Check all applicable)

	(Last)	(First)	(Middle)	3.	IRS Identification Number of Reporting Person, if an entity (Voluntary)	4.	Statement for Month/Year		Director Officer (give title below)	10% Owner Other (specify below)
	701 First Avenue						08/2001

(Street)						5.	If Amendment, Date of Original (Month/Year)	7.	Individual or Joint/Group Filing (Check Applicable) Form filed by One Reporting Person Form filed by More than One Reporting Person
	Sunnyvale,	California	94089

	(City)	(State)	(Zip)
				Table I—Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date (Month/Day/Year)	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Securities Beneficially Owned at End of Month	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)
											(Instr. 3 and 4)
					Code	V		Amount	(A) or (D)	Price

Common Stock			8/8/01		S			714	D	$4.46

Common Stock			8/9/01		S			714	D	$4.09

Common Stock			8/9/01		S			714	D	$4.10

Common Stock			8/9/01		S			714	D	$4.12

Common Stock			8/9/01		S			714	D	$4.13

Common Stock			8/9/01		S			714	D	$4.14

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.	(Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).	SEC 1474 (3-99)

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FORM 4 / / Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b). (Print or Type Responses)	UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940	OMB APPROVAL OMB Number: 3235-0287 Expires: December 31, 2001 Estimated average burden hours per response .... 0.5

1.	Name and Address of Reporting Person*			2.	Issuer Name and Ticker or Trading Symbol			6.	Relationship of Reporting Person(s) to Issuer
	Yahoo! Inc.				Net2Phone, Inc. (NTOP)				(Check all applicable)

	(Last)	(First)	(Middle)	3.	IRS Identification Number of Reporting Person, if an entity (Voluntary)	4.	Statement for Month/Year		Director Officer (give title below)	10% Owner Other (specify below)
	701 First Avenue						08/2001

(Street)						5.	If Amendment, Date of Original (Month/Year)	7.	Individual or Joint/Group Filing (Check Applicable) Form filed by One Reporting Person Form filed by More than One Reporting Person
	Sunnyvale,	California	94089

	(City)	(State)	(Zip)
				Table I—Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date (Month/Day/Year)	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Securities Beneficially Owned at End of Month	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)
											(Instr. 3 and 4)
					Code	V		Amount	(A) or (D)	Price

Common Stock			8/9/01		S			714	D	$4.15

Common Stock			8/9/01		S			1,428	D	$4.16

Common Stock			8/9/01		S			714	D	$4.17

Common Stock			8/9/01		S			714	D	$4.19

Common Stock			8/9/01		S			1,428	D	$4.20

Common Stock			8/9/01		S			714	D	$4.21

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.	(Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).	SEC 1474 (3-99)

Page 13 of 33	Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

FORM 4 / / Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b). (Print or Type Responses)	UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940	OMB APPROVAL OMB Number: 3235-0287 Expires: December 31, 2001 Estimated average burden hours per response .... 0.5

1.	Name and Address of Reporting Person*			2.	Issuer Name and Ticker or Trading Symbol			6.	Relationship of Reporting Person(s) to Issuer
	Yahoo! Inc.				Net2Phone, Inc. (NTOP)				(Check all applicable)

	(Last)	(First)	(Middle)	3.	IRS Identification Number of Reporting Person, if an entity (Voluntary)	4.	Statement for Month/Year		Director Officer (give title below)	10% Owner Other (specify below)
	701 First Avenue						08/2001

(Street)						5.	If Amendment, Date of Original (Month/Year)	7.	Individual or Joint/Group Filing (Check Applicable) Form filed by One Reporting Person Form filed by More than One Reporting Person
	Sunnyvale,	California	94089

	(City)	(State)	(Zip)
				Table I—Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date (Month/Day/Year)	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Securities Beneficially Owned at End of Month	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)
											(Instr. 3 and 4)
					Code	V		Amount	(A) or (D)	Price

Common Stock			8/9/01		S			718	D	$4.25

Common Stock			8/10/01		S			714	D	$4.00

Common Stock			8/10/01		S			1,428	D	$4.12

Common Stock			8/10/01		S			1,428	D	$4.13

Common Stock			8/10/01		S			714	D	$4.14

Common Stock			8/10/01		S			714	D	$4.17

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.	(Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).	SEC 1474 (3-99)

Page 14 of 33	Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

FORM 4 / / Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b). (Print or Type Responses)	UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940	OMB APPROVAL OMB Number: 3235-0287 Expires: December 31, 2001 Estimated average burden hours per response .... 0.5

1.	Name and Address of Reporting Person*			2.	Issuer Name and Ticker or Trading Symbol			6.	Relationship of Reporting Person(s) to Issuer
	Yahoo! Inc.				Net2Phone, Inc. (NTOP)				(Check all applicable)

	(Last)	(First)	(Middle)	3.	IRS Identification Number of Reporting Person, if an entity (Voluntary)	4.	Statement for Month/Year		Director Officer (give title below)	10% Owner Other (specify below)
	701 First Avenue						08/2001

(Street)						5.	If Amendment, Date of Original (Month/Year)	7.	Individual or Joint/Group Filing (Check Applicable) Form filed by One Reporting Person Form filed by More than One Reporting Person
	Sunnyvale,	California	94089

	(City)	(State)	(Zip)
				Table I—Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date (Month/Day/Year)	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Securities Beneficially Owned at End of Month	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)
											(Instr. 3 and 4)
					Code	V		Amount	(A) or (D)	Price

Common Stock			8/10/01		S			714	D	$4.19

Common Stock			8/10/01		S			714	D	$4.22

Common Stock			8/10/01		S			1,432	D	$4.26

Common Stock			8/10/01		S			714	D	$4.27

Common Stock			8/10/01		S			714	D	$4.42

Common Stock			8/10/01		S			714	D	$4.52

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.	(Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).	SEC 1474 (3-99)

Page 15 of 33	Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

FORM 4 / / Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b). (Print or Type Responses)	UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940	OMB APPROVAL OMB Number: 3235-0287 Expires: December 31, 2001 Estimated average burden hours per response .... 0.5

1.	Name and Address of Reporting Person*			2.	Issuer Name and Ticker or Trading Symbol			6.	Relationship of Reporting Person(s) to Issuer
	Yahoo! Inc.				Net2Phone, Inc. (NTOP)				(Check all applicable)

	(Last)	(First)	(Middle)	3.	IRS Identification Number of Reporting Person, if an entity (Voluntary)	4.	Statement for Month/Year		Director Officer (give title below)	10% Owner Other (specify below)
	701 First Avenue						08/2001

(Street)						5.	If Amendment, Date of Original (Month/Year)	7.	Individual or Joint/Group Filing (Check Applicable) Form filed by One Reporting Person Form filed by More than One Reporting Person
	Sunnyvale,	California	94089

	(City)	(State)	(Zip)
				Table I—Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date (Month/Day/Year)	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Securities Beneficially Owned at End of Month	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)
											(Instr. 3 and 4)
					Code	V		Amount	(A) or (D)	Price

Common Stock			8/13/01		S			714	D	$3.88

Common Stock			8/13/01		S			714	D	$3.89

Common Stock			8/13/01		S			2,146	D	$3.90

Common Stock			8/13/01		S			714	D	$3.92

Common Stock			8/13/01		S			714	D	$4.04

Common Stock			8/13/01		S			1,428	D	$4.05

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.	(Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).	SEC 1474 (3-99)

Page 16 of 33	Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

FORM 4 / / Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b). (Print or Type Responses)	UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940	OMB APPROVAL OMB Number: 3235-0287 Expires: December 31, 2001 Estimated average burden hours per response .... 0.5

1.	Name and Address of Reporting Person*			2.	Issuer Name and Ticker or Trading Symbol			6.	Relationship of Reporting Person(s) to Issuer
	Yahoo! Inc.				Net2Phone, Inc. (NTOP)				(Check all applicable)

	(Last)	(First)	(Middle)	3.	IRS Identification Number of Reporting Person, if an entity (Voluntary)	4.	Statement for Month/Year		Director Officer (give title below)	10% Owner Other (specify below)
	701 First Avenue						08/2001

(Street)						5.	If Amendment, Date of Original (Month/Year)	7.	Individual or Joint/Group Filing (Check Applicable) Form filed by One Reporting Person Form filed by More than One Reporting Person
	Sunnyvale,	California	94089

	(City)	(State)	(Zip)
				Table I—Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date (Month/Day/Year)	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Securities Beneficially Owned at End of Month	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)
											(Instr. 3 and 4)
					Code	V		Amount	(A) or (D)	Price

Common Stock			8/13/01		S			1,428	D	$4.06

Common Stock			8/13/01		S			714	D	$4.09

Common Stock			8/13/01		S			714	D	$4.18

Common Stock			8/13/01		S			714	D	$4.25

Common Stock			8/14/01		S			2,856	D	$3.86

Common Stock			8/14/01		S			2,142	D	$3.88

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.	(Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).	SEC 1474 (3-99)

Page 17 of 33	Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

FORM 4 / / Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b). (Print or Type Responses)	UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940	OMB APPROVAL OMB Number: 3235-0287 Expires: December 31, 2001 Estimated average burden hours per response .... 0.5

1.	Name and Address of Reporting Person*			2.	Issuer Name and Ticker or Trading Symbol			6.	Relationship of Reporting Person(s) to Issuer
	Yahoo! Inc.				Net2Phone, Inc. (NTOP)				(Check all applicable)

	(Last)	(First)	(Middle)	3.	IRS Identification Number of Reporting Person, if an entity (Voluntary)	4.	Statement for Month/Year		Director Officer (give title below)	10% Owner Other (specify below)
	701 First Avenue						08/2001

(Street)						5.	If Amendment, Date of Original (Month/Year)	7.	Individual or Joint/Group Filing (Check Applicable) Form filed by One Reporting Person Form filed by More than One Reporting Person
	Sunnyvale,	California	94089

	(City)	(State)	(Zip)
				Table I—Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date (Month/Day/Year)	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Securities Beneficially Owned at End of Month	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)
											(Instr. 3 and 4)
					Code	V		Amount	(A) or (D)	Price

Common Stock			8/14/01		S			1,428	D	$3.89

Common Stock			8/14/01		S			1,428	D	$3.90

Common Stock			8/14/01		S			714	D	$3.91

Common Stock			8/14/01		S			714	D	$3.93

Common Stock			8/14/01		S			718	D	$3.94

Common Stock			8/15/01		S			714	D	$3.89

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.	(Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).	SEC 1474 (3-99)

Page 18 of 33	Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

FORM 4 / / Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b). (Print or Type Responses)	UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940	OMB APPROVAL OMB Number: 3235-0287 Expires: December 31, 2001 Estimated average burden hours per response .... 0.5

1.	Name and Address of Reporting Person*			2.	Issuer Name and Ticker or Trading Symbol			6.	Relationship of Reporting Person(s) to Issuer
	Yahoo! Inc.				Net2Phone, Inc. (NTOP)				(Check all applicable)

	(Last)	(First)	(Middle)	3.	IRS Identification Number of Reporting Person, if an entity (Voluntary)	4.	Statement for Month/Year		Director Officer (give title below)	10% Owner Other (specify below)
	701 First Avenue						08/2001

(Street)						5.	If Amendment, Date of Original (Month/Year)	7.	Individual or Joint/Group Filing (Check Applicable) Form filed by One Reporting Person Form filed by More than One Reporting Person
	Sunnyvale,	California	94089

	(City)	(State)	(Zip)
				Table I—Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date (Month/Day/Year)	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Securities Beneficially Owned at End of Month	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)
											(Instr. 3 and 4)
					Code	V		Amount	(A) or (D)	Price

Common Stock			8/15/01		S			1,428	D	$3.90

Common Stock			8/15/01		S			1,428	D	$3.95

Common Stock			8/15/01		S			714	D	$3.96

Common Stock			8/15/01		S			1,428	D	$3.97

Common Stock			8/15/01		S			2,146	D	$3.98

Common Stock			8/15/01		S			714	D	$3.97

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.	(Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).	SEC 1474 (3-99)

Page 19 of 33	Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

FORM 4 / / Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b). (Print or Type Responses)	UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940	OMB APPROVAL OMB Number: 3235-0287 Expires: December 31, 2001 Estimated average burden hours per response .... 0.5

1.	Name and Address of Reporting Person*			2.	Issuer Name and Ticker or Trading Symbol			6.	Relationship of Reporting Person(s) to Issuer
	Yahoo! Inc.				Net2Phone, Inc. (NTOP)				(Check all applicable)

	(Last)	(First)	(Middle)	3.	IRS Identification Number of Reporting Person, if an entity (Voluntary)	4.	Statement for Month/Year		Director Officer (give title below)	10% Owner Other (specify below)
	701 First Avenue						08/2001

(Street)						5.	If Amendment, Date of Original (Month/Year)	7.	Individual or Joint/Group Filing (Check Applicable) Form filed by One Reporting Person Form filed by More than One Reporting Person
	Sunnyvale,	California	94089

	(City)	(State)	(Zip)
				Table I—Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date (Month/Day/Year)	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Securities Beneficially Owned at End of Month	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)
											(Instr. 3 and 4)
					Code	V		Amount	(A) or (D)	Price

Common Stock			8/15/01		S			1,428	D	$4.02

Common Stock			8/16/01		S			4,284	D	$3.95

Common Stock			8/16/01		S			2,142	D	$3.96

Common Stock			8/16/01		S			1,428	D	$3.97

Common Stock			8/16/01		S			714	D	$3.98

Common Stock			8/16/01		S			718	D	$3.99

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.	(Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).	SEC 1474 (3-99)

Page 20 of 33	Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

FORM 4 / / Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b). (Print or Type Responses)	UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940	OMB APPROVAL OMB Number: 3235-0287 Expires: December 31, 2001 Estimated average burden hours per response .... 0.5

1.	Name and Address of Reporting Person*			2.	Issuer Name and Ticker or Trading Symbol			6.	Relationship of Reporting Person(s) to Issuer
	Yahoo! Inc.				Net2Phone, Inc. (NTOP)				(Check all applicable)

	(Last)	(First)	(Middle)	3.	I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)	4.	Statement for Month/Year		Director Officer (give title below)	10% Owner Other (specify below)
	701 First Avenue						08/2001

(Street)						5.	If Amendment, Date of Original (Month/Year)	7.	Individual or Joint/Group Filing (Check Applicable) Form filed by One Reporting Person Form filed by More than One Reporting Person
	Sunnyvale,	California	94089

	(City)	(State)	(Zip)
				Table I—Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date (Month/Day/Year)	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Securities Beneficially Owned at End of Month	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)
											(Instr. 3 and 4)
					Code	V		Amount	(A) or (D)	Price

Common Stock			8/16/01		S			714	D	$4.02

Common Stock			8/17/01		S			714	D	$3.90

Common Stock			8/17/01		S			714	D	$3.91

Common Stock			8/17/01		S			714	D	$3.92

Common Stock			8/17/01		S			2,142	D	$3.97

Common Stock			8/17/01		S			714	D	$3.98

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.	(Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).	SEC 1474 (3-99)

Page 21 of 33	Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

FORM 4 / / Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b). (Print or Type Responses)	UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940	OMB APPROVAL OMB Number: 3235-0287 Expires: December 31, 2001 Estimated average burden hours per response .... 0.5

1.	Name and Address of Reporting Person*			2.	Issuer Name and Ticker or Trading Symbol			6.	Relationship of Reporting Person(s) to Issuer
	Yahoo! Inc.				Net2Phone, Inc. (NTOP)				(Check all applicable)

	(Last)	(First)	(Middle)	3.	I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)	4.	Statement for Month/Year		Director Officer (give title below)	10% Owner Other (specify below)
	701 First Avenue						08/2001

(Street)						5.	If Amendment, Date of Original (Month/Year)	7.	Individual or Joint/Group Filing (Check Applicable) Form filed by One Reporting Person Form filed by More than One Reporting Person
	Sunnyvale,	California	94089

	(City)	(State)	(Zip)
				Table I—Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date (Month/Day/Year)	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Securities Beneficially Owned at End of Month	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)
											(Instr. 3 and 4)
					Code	V		Amount	(A) or (D)	Price

Common Stock			8/17/01		S			2,146	D	$4.09

Common Stock			8/17/01		S			714	D	$4.02

Common Stock			8/17/01		S			1,428	D	$4.03

Common Stock			8/17/01		S			714	D	$4.06

Common Stock			8/20/01		S			1,428	D	$3.92

Common Stock			8/20/01		S			714	D	$3.93

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.	(Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).	SEC 1474 (3-99)

Page 22 of 33	Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

FORM 4 / / Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b). (Print or Type Responses)	UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940	OMB APPROVAL OMB Number: 3235-0287 Expires: December 31, 2001 Estimated average burden hours per response .... 0.5

1.	Name and Address of Reporting Person*			2.	Issuer Name and Ticker or Trading Symbol			6.	Relationship of Reporting Person(s) to Issuer
	Yahoo! Inc.				Net2Phone, Inc. (NTOP)				(Check all applicable)

	(Last)	(First)	(Middle)	3.	IRS Identification Number of Reporting Person, if an entity (Voluntary)	4.	Statement for Month/Year		Director Officer (give title below)	10% Owner Other (specify below)
	701 First Avenue						08/2001

(Street)						5.	If Amendment, Date of Original (Month/Year)	7.	Individual or Joint/Group Filing (Check Applicable) Form filed by One Reporting Person Form filed by More than One Reporting Person
	Sunnyvale,	California	94089

	(City)	(State)	(Zip)
				Table I—Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date (Month/Day/Year)	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Securities Beneficially Owned at End of Month	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)
											(Instr. 3 and 4)
					Code	V		Amount	(A) or (D)	Price

Common Stock			8/20/01		S			1,428	D	$3.95

Common Stock			8/20/01		S			3,570	D	$3.96

Common Stock			8/20/01		S			1,432	D	$3.97

Common Stock			8/20/01		S			1,428	D	$4.00

Common Stock			8/21/01		S			718	D	$3.94

Common Stock			8/21/01		S			6,426	D	$3.95

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.	(Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).	SEC 1474 (3-99)

Page 23 of 33	Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

FORM 4 / / Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b). (Print or Type Responses)	UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940	OMB APPROVAL OMB Number: 3235-0287 Expires: December 31, 2001 Estimated average burden hours per response .... 0.5

1.	Name and Address of Reporting Person*			2.	Issuer Name and Ticker or Trading Symbol			6.	Relationship of Reporting Person(s) to Issuer
	Yahoo! Inc.				Net2Phone, Inc. (NTOP)				(Check all applicable)

	(Last)	(First)	(Middle)	3.	IRS Identification Number of Reporting Person, if an entity (Voluntary)	4.	Statement for Month/Year		Director Officer (give title below)	10% Owner Other (specify below)
	701 First Avenue						08/2001

(Street)						5.	If Amendment, Date of Original (Month/Year)	7.	Individual or Joint/Group Filing (Check Applicable) Form filed by One Reporting Person Form filed by More than One Reporting Person
	Sunnyvale,	California	94089

	(City)	(State)	(Zip)
				Table I—Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date (Month/Day/Year)	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Securities Beneficially Owned at End of Month	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)
											(Instr. 3 and 4)
					Code	V		Amount	(A) or (D)	Price

Common Stock			8/21/01		S			2,142	D	$3.96

Common Stock			8/21/01		S			714	D	$4.00

Common Stock			8/22/01		S			714	D	$3.88

Common Stock			8/22/01		S			1,428	D	$3.89

Common Stock			8/22/01		S			3,215	D	$3.90

Common Stock			8/22/01		S			714	D	$3.91

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.	(Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).	SEC 1474 (3-99)

Page 24 of 33	Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

FORM 4 / / Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b). (Print or Type Responses)	UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940	OMB APPROVAL OMB Number: 3235-0287 Expires: December 31, 2001 Estimated average burden hours per response .... 0.5

1.	Name and Address of Reporting Person*			2.	Issuer Name and Ticker or Trading Symbol			6.	Relationship of Reporting Person(s) to Issuer
	Yahoo! Inc.				Net2Phone, Inc. (NTOP)				(Check all applicable)

	(Last)	(First)	(Middle)	3.	IRS Identification Number of Reporting Person, if an entity (Voluntary)	4.	Statement for Month/Year		Director Officer (give title below)	10% Owner Other (specify below)
	701 First Avenue						08/2001

(Street)						5.	If Amendment, Date of Original (Month/Year)	7.	Individual or Joint/Group Filing (Check Applicable) Form filed by One Reporting Person Form filed by More than One Reporting Person
	Sunnyvale,	California	94089

	(City)	(State)	(Zip)
				Table I—Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date (Month/Day/Year)	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Securities Beneficially Owned at End of Month	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)
											(Instr. 3 and 4)
					Code	V		Amount	(A) or (D)	Price

Common Stock			8/22/01		S			1,787	D	$3.93

Common Stock			8/22/01		S			2,142	D	$3.95

Common Stock			8/23/01		S			714	D	$3.84

Common Stock			8/23/01		S			2,856	D	$3.90

Common Stock			8/23/01		S			2,860	D	$3.91

Common Stock			8/23/01		S			2,142	D	$3.92

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.	(Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).	SEC 1474 (3-99)

Page 25 of 33	Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

FORM 4 / / Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b). (Print or Type Responses)	UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940	OMB APPROVAL OMB Number: 3235-0287 Expires: December 31, 2001 Estimated average burden hours per response .... 0.5

1.	Name and Address of Reporting Person*			2.	Issuer Name and Ticker or Trading Symbol			6.	Relationship of Reporting Person(s) to Issuer
	Yahoo! Inc.				Net2Phone, Inc. (NTOP)				(Check all applicable)

	(Last)	(First)	(Middle)	3.	IRS Identification Number of Reporting Person, if an entity (Voluntary)	4.	Statement for Month/Year		Director Officer (give title below)	10% Owner Other (specify below)
	701 First Avenue						08/2001

(Street)						5.	If Amendment, Date of Original (Month/Year)	7.	Individual or Joint/Group Filing (Check Applicable) Form filed by One Reporting Person Form filed by More than One Reporting Person
	Sunnyvale,	California	94089

	(City)	(State)	(Zip)
				Table I—Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date (Month/Day/Year)	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Securities Beneficially Owned at End of Month	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)
											(Instr. 3 and 4)
					Code	V		Amount	(A) or (D)	Price

Common Stock			8/23/01		S			714	D	$3.93

Common Stock			8/23/01		S			714	D	$4.00

Common Stock			8/24/01		S			850	D	$3.81

Common Stock			8/24/01		S			1,500	D	$3.84

Common Stock			8/24/01		S			700	D	$3.85

Common Stock			8/24/01		S			2,350	D	$3.86

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.	(Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).	SEC 1474 (3-99)

Page 26 of 33	Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

FORM 4 / / Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b). (Print or Type Responses)	UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940	OMB APPROVAL OMB Number: 3235-0287 Expires: December 31, 2001 Estimated average burden hours per response .... 0.5

1.	Name and Address of Reporting Person*			2.	Issuer Name and Ticker or Trading Symbol			6.	Relationship of Reporting Person(s) to Issuer
	Yahoo! Inc.				Net2Phone, Inc. (NTOP)				(Check all applicable)

	(Last)	(First)	(Middle)	3.	IRS Identification Number of Reporting Person, if an entity (Voluntary)	4.	Statement for Month/Year		Director Officer (give title below)	10% Owner Other (specify below)
	701 First Avenue						08/2001

(Street)						5.	If Amendment, Date of Original (Month/Year)	7.	Individual or Joint/Group Filing (Check Applicable) Form filed by One Reporting Person Form filed by More than One Reporting Person
	Sunnyvale,	California	94089

	(City)	(State)	(Zip)
				Table I—Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date (Month/Day/Year)	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Securities Beneficially Owned at End of Month	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)
											(Instr. 3 and 4)
					Code	V		Amount	(A) or (D)	Price

Common Stock			8/24/01		S			2,200	D	$3.89

Common Stock			8/24/01		S			850	D	$3.90

Common Stock			8/24/01		S			714	D	$3.92

Common Stock			8/24/01		S			836	D	$3.93

Common Stock			8/27/01		S			1,400	D	$3.80

Common Stock			8/27/01		S			2,100	D	$3.87

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.	(Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).	SEC 1474 (3-99)

Page 27 of 33	Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

FORM 4 / / Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b). (Print or Type Responses)	UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940	OMB APPROVAL OMB Number: 3235-0287 Expires: December 31, 2001 Estimated average burden hours per response .... 0.5

1.	Name and Address of Reporting Person*			2.	Issuer Name and Ticker or Trading Symbol			6.	Relationship of Reporting Person(s) to Issuer
	Yahoo! Inc.				Net2Phone, Inc. (NTOP)				(Check all applicable)

	(Last)	(First)	(Middle)	3.	IRS Identification Number of Reporting Person, if an entity (Voluntary)	4.	Statement for Month/Year		Director Officer (give title below)	10% Owner Other (specify below)
	701 First Avenue						08/2001

(Street)						5.	If Amendment, Date of Original (Month/Year)	7.	Individual or Joint/Group Filing (Check Applicable) Form filed by One Reporting Person Form filed by More than One Reporting Person
	Sunnyvale,	California	94089

	(City)	(State)	(Zip)
				Table I—Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date (Month/Day/Year)	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Securities Beneficially Owned at End of Month	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)
											(Instr. 3 and 4)
					Code	V		Amount	(A) or (D)	Price

Common Stock			8/27/01		S			700	D	$3.89

Common Stock			8/27/01		S			1,470	D	$3.91

Common Stock			8/27/01		S			770	D	$3.92

Common Stock			8/27/01		S			760	D	$3.94

Common Stock			8/27/01		S			1,400	D	$3.95

Common Stock			8/27/01		S			1,400	D	$3.96

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.	(Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).	SEC 1474 (3-99)

Page 28 of 33	Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

FORM 4 / / Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b). (Print or Type Responses)	UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940	OMB APPROVAL OMB Number: 3235-0287 Expires: December 31, 2001 Estimated average burden hours per response .... 0.5

1.	Name and Address of Reporting Person*			2.	Issuer Name and Ticker or Trading Symbol			6.	Relationship of Reporting Person(s) to Issuer
	Yahoo! Inc.				Net2Phone, Inc. (NTOP)				(Check all applicable)

	(Last)	(First)	(Middle)	3.	IRS Identification Number of Reporting Person, if an entity (Voluntary)	4.	Statement for Month/Year		Director Officer (give title below)	10% Owner Other (specify below)
	701 First Avenue						08/2001

(Street)						5.	If Amendment, Date of Original (Month/Year)	7.	Individual or Joint/Group Filing (Check Applicable) Form filed by One Reporting Person Form filed by More than One Reporting Person
	Sunnyvale,	California	94089

	(City)	(State)	(Zip)
				Table I—Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date (Month/Day/Year)	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Securities Beneficially Owned at End of Month	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)
											(Instr. 3 and 4)
					Code	V		Amount	(A) or (D)	Price

Common Stock			8/28/01		S			714	D	$3.67

Common Stock			8/28/01		S			714	D	$3.85

Common Stock			8/28/01		S			714	D	$3.87

Common Stock			8/28/01		S			3,602	D	$3.90

Common Stock			8/28/01		S			1,428	D	$3.91

Common Stock			8/28/01		S			1,400	D	$3.93

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.	(Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).	SEC 1474 (3-99)

Page 29 of 33	Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

FORM 4 / / Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b). (Print or Type Responses)	UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940	OMB APPROVAL OMB Number: 3235-0287 Expires: December 31, 2001 Estimated average burden hours per response .... 0.5

1.	Name and Address of Reporting Person*			2.	Issuer Name and Ticker or Trading Symbol			6.	Relationship of Reporting Person(s) to Issuer
	Yahoo! Inc.				Net2Phone, Inc. (NTOP)				(Check all applicable)

	(Last)	(First)	(Middle)	3.	I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)	4.	Statement for Month/Year		Director Officer (give title below)	10% Owner Other (specify below)
	701 First Avenue						08/2001

(Street)						5.	If Amendment, Date of Original (Month/Year)	7.	Individual or Joint/Group Filing (Check Applicable) Form filed by One Reporting Person Form filed by More than One Reporting Person
	Sunnyvale,	California	94089

	(City)	(State)	(Zip)
				Table I—Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date (Month/Day/Year)	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Securities Beneficially Owned at End of Month	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)
											(Instr. 3 and 4)
					Code	V		Amount	(A) or (D)	Price

Common Stock			8/28/01		S			714	D	$3.94

Common Stock			8/28/01		S			714	D	$3.95

Common Stock			8/29/01		S			5,684	D	$3.90

Common Stock			8/29/01		S			2,856	D	$3.91

Common Stock			8/29/01		S			1,460	D	$3.98

Common Stock			8/30/01		S			714	D	$3.85

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.	(Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).	SEC 1474 (3-99)

Page 30 of 33	Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

FORM 4 / / Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b). (Print or Type Responses)	UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940	OMB APPROVAL OMB Number: 3235-0287 Expires: December 31, 2001 Estimated average burden hours per response .... 0.5

1.	Name and Address of Reporting Person*			2.	Issuer Name and Ticker or Trading Symbol			6.	Relationship of Reporting Person(s) to Issuer
	Yahoo! Inc.				Net2Phone, Inc. (NTOP)				(Check all applicable)

	(Last)	(First)	(Middle)	3.	I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)	4.	Statement for Month/Year		Director Officer (give title below)	10% Owner Other (specify below)
	701 First Avenue						08/2001

(Street)						5.	If Amendment, Date of Original (Month/Year)	7.	Individual or Joint/Group Filing (Check Applicable) Form filed by One Reporting Person Form filed by More than One Reporting Person
	Sunnyvale,	California	94089

	(City)	(State)	(Zip)
				Table I—Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date (Month/Day/Year)	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Securities Beneficially Owned at End of Month	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)
											(Instr. 3 and 4)
					Code	V		Amount	(A) or (D)	Price

Common Stock			8/30/01		S			2,114	D	$3.90

Common Stock			8/30/01		S			714	D	$3.91

Common Stock			8/30/01		S			3,756	D	$3.93

Common Stock			8/30/01		S			902	D	$3.94

Common Stock			8/30/01		S			1,800	D	$3.95

Common Stock			8/31/01		S			718	D	$4.11

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.	(Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).	SEC 1474 (3-99)

Page 31 of 33	Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

FORM 4 / / Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b). (Print or Type Responses)	UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940	OMB APPROVAL OMB Number: 3235-0287 Expires: December 31, 2001 Estimated average burden hours per response .... 0.5

1.	Name and Address of Reporting Person*			2.	Issuer Name and Ticker or Trading Symbol			6.	Relationship of Reporting Person(s) to Issuer
	Yahoo! Inc.				Net2Phone, Inc. (NTOP)				(Check all applicable)

	(Last)	(First)	(Middle)	3.	IRS Identification Number of Reporting Person, if an entity (Voluntary)	4.	Statement for Month/Year		Director Officer (give title below)	10% Owner Other (specify below)
	701 First Avenue						08/2001

(Street)						5.	If Amendment, Date of Original (Month/Year)	7.	Individual or Joint/Group Filing (Check Applicable) Form filed by One Reporting Person Form filed by More than One Reporting Person
	Sunnyvale,	California	94089

	(City)	(State)	(Zip)
				Table I—Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date (Month/Day/Year)	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Securities Beneficially Owned at End of Month	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)
											(Instr. 3 and 4)
					Code	V		Amount	(A) or (D)	Price

Common Stock			8/31/01		S			714	D	$4.00

Common Stock			8/31/01		S			1,428	D	$4.01

Common Stock			8/31/01		S			714	D	$4.03

Common Stock			8/31/01		S			714	D	$4.10

Common Stock			8/31/01		S			714	D	$4.09

Common Stock			8/31/01		S			1,428	D	$3.97

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.	(Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).	SEC 1474 (3-99)

Page 32 of 33	Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

FORM 4 / / Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b). (Print or Type Responses)	UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940	OMB APPROVAL OMB Number: 3235-0287 Expires: December 31, 2001 Estimated average burden hours per response .... 0.5

1.	Name and Address of Reporting Person*			2.	Issuer Name and Ticker or Trading Symbol			6.	Relationship of Reporting Person(s) to Issuer
	Yahoo! Inc.				Net2Phone, Inc. (NTOP)				(Check all applicable)

	(Last)	(First)	(Middle)	3.	IRS Identification Number of Reporting Person, if an entity (Voluntary)	4.	Statement for Month/Year		Director Officer (give title below)	10% Owner Other (specify below)
	701 First Avenue						08/2001

(Street)						5.	If Amendment, Date of Original (Month/Year)	7.	Individual or Joint/Group Filing (Check Applicable) Form filed by One Reporting Person Form filed by More than One Reporting Person
	Sunnyvale,	California	94089

	(City)	(State)	(Zip)
				Table I—Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date (Month/Day/Year)	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Securities Beneficially Owned at End of Month	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)
											(Instr. 3 and 4)
					Code	V		Amount	(A) or (D)	Price

Common Stock			8/31/01		S			1,428	D	$3.96

Common Stock			8/31/01		S			714	D	$3.92

Common Stock			8/31/01		S			714	D	$3.91

Common Stock			8/31/01		S			714	D	$3.90		2,039,278	D

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.	(Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).	SEC 1474 (3-99)

Page 33 of 33	Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.